Exhibit 10.13

AMENDMENT TO THE EXPAND ENERGY CORPORATION 2021
LONG TERM INCENTIVE PLAN

Effective as of April 26, 2021, pursuant to action taken by the Board of Directors of Expand Energy Corporation, the Expand Energy Corporation 2021 Long Term Incentive Plan is hereby amended by deleting Section 3.3(a) its entirety and replacing it with the following:

“Subject to adjustment as provided in Section 9.1, the aggregate number of shares of Common Stock pursuant to Awards granted to any Non-Employee Director for such individual’s service on the Board1 in any calendar year under this Plan may not exceed a number of shares of Common Stock with a total value in excess of $500,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes), provided that, for any calendar year in which a Non-Employee Director (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, such limit shall be $750,000.”

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1 This bolded and underlined language is the new language that the amendment is adding to the current provision in the LTIP.